Exhibit 99(f)


                             [Younkers Letterhead]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                JANUARY 31, 1996

    A Special Meeting of Stockholders of Younkers, Inc. (the "Company" or "Younkers") is scheduled to be held in the Younkers Tea Room, 7th and Walnut Streets, Des Moines, Iowa, on January 31, 1996 at 9:00 a.m., Central Time, for the following purpose:

       1. To adopt the Agreement and Plan of Merger, dated as of October 22, 1995, among Younkers, Proffitt's, Inc. ("Proffitt's") and Baltic Merger Corporation, a wholly-owned subsidiary of Proffitt's (the "Merger Agreement") pursuant to which Younkers will become a wholly-owned subsidiary of Proffitt's and each share of Younkers Common Stock will be converted into .98 of a share of Proffitt's Common Stock.

       2. To conduct such other business as may properly come before the Special Meeting and any adjournment thereof.

    The Board of Directors of Younkers unanimously recommends a vote FOR adoption of the Merger Agreement. Stockholders of record on the close of business on December 22, 1995, are entitled to notice of and to vote at the Special Meeting and at any adjournment thereof.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. Whether or not you plan to attend, please sign and date the enclosed proxy and mail it in the accompanying envelope as promptly as possible. If you attend the meeting, you may vote your stock in person if you wish. A proxy may be revoked by appropriate notice to the secretary of the meeting at any time prior to the voting thereof.

                                          /s/ Alan R. Raxter

                                          Alan R. Raxter
                                          Secretary

Des Moines, Iowa
January 3, 1996

    YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN, DATE, MARK AND PROMPTLY MAIL YOUR PROXY CARD IN THE RETURN ENVELOPE. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL YOUNKERS AT (515) 247-7112 OR D.F. KING & CO., INC., WHICH IS ASSISTING US, TOLL-FREE, AT 800-488-8075.